UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2016 (October 13, 2016)

MARATHON PATENT GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36555	01-0949984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd., Ste. 380 Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 232-1701

(Former name or former address, if changed since last report)

Copies to:

Harvey J. Kesner, Esq.

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02          UNREGISTERED SALES OF EQUITY SECURITIES.

The information set forth in Item 5.02 is incorporated by reference into Item 3.02.

ITEM 5.02           DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Committee Composition

On October 13, 2016, the Board of Directors (the “Board”) of Marathon Patent Group, Inc. (the “Company”), ratified and named directors to the Audit Committee, Compensation Committee and Nominating Committee of the Board, respectively.  The Audit Committee shall be comprised of Mr. Edward Kovalik (Chairman), Mr. Richard Tyler and Mr. Christopher Robichaud.  The Company believes that Mr. Kovalik has the requisite financial expertise to serve as the Chairman of the Audit Committee.  The Compensation Committee shall be comprised of Mr. Edward Kovalik (Chairman), Mr. Richard Tyler and Mr. Richard Chernicoff. The Nominating Committee shall be comprised of Mr. Richard Tyler (Chairman), Mr. Edward Kovalik and Mr. Christopher Robichaud.

Grant of Stock Options

On October 13, 2016, the Board approved the issuance of options to purchase 20,000 shares of the Company’s common stock pursuant to the Company’s 2014 Equity Incentive Plan (the “Options”), to each of the Company’s four (4) independent directors: Mr. Richard Tyler, Mr. Edward Kovalik, Mr. Richard Chernicoff and Mr. Christopher Robichaud. The exercise price of the Options equals $2.41 per share.  The Options have an expiration date of October 13, 2021 and will vest pro rata on a monthly basis over a twelve-month period commencing October 13, 2016, provided that the director remains a member of the Board on a continuous basis through each vesting date.

Also on October 13, 2016, Mr. Doug Croxall, the Company’s Chairman and CEO, returned for cancellation options to purchase 80,000 shares of the Company’s common stock out of the options to purchase 300,000 shares of the Company’s common stock which were granted on 11/03/2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  October 18, 2016

MARATHON PATENT GROUP, INC.

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Chief Financial Officer